As filed with the Securities and Exchange Commission on August 19, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0640593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1011 Warrenville Road, 6th Floor, Lisle, IL 60532

(Address of Principal Executive Offices) (Zip Code)

SunCoke Energy, Inc. Long-Term Performance Enhancement Plan

SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors

(Full title of the plan)

Denise R. Cade, Esq.

Senior Vice President, General Counsel and Corporate Secretary

SunCoke Energy, Inc.

1011 Warrenville Road, 6th Floor

Lisle, IL 60532

(Name and address of agent for service)

(630) 824-1000

(630) 824-1001 (facsimile)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01
Long-Term Performance Enhancement Plan	6,000,000	$14.89	$89,340,000	$10,372.37
Retainer Stock Plan for Outside Directors	500,000	$14.89	$ 7,445,000	$ 864.37
TOTAL:	6,500,000	$14.89	$96,785,000	$11,236.74

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 (the “Common Stock”), that become issuable under the Long-Term Performance Enhancement Plan and the Retainer Stock Plan for Outside Directors by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s common stock.
(2)	The shares are to be offered at prices not presently determinable. The offering price is estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on August 16, 2011.
(3)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement on Form S-8 in accordance with Rule 428 of the Securities Act and will be delivered to participants in accordance with such rule.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a) The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act on July 22, 2011 relating to the registration statement on Form S-1, as amended (Registration No. 333-173022), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-35243), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 19, 2011, including any amendments or reports filed for the purpose of updating such description;

(c) The Registrant’s Current Reports on Form 8-K filed with the SEC on July 26, 2011 and August 1, 2011; and

(d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 3, 2011.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock being registered hereby will be passed upon by Denise R. Cade, Esq., Senior Vice President, General Counsel and Corporate Secretary of the Registrant. Ms. Cade is paid a salary by the Registrant, is a participant, on the same basis as other similarly eligible employees, in various benefit plans offered by the Registrant to its employees generally, and beneficially owns, or has rights to acquire, less than one percent of the Registrant’s outstanding Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation and bylaws provide for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant on its own, or in conjunction with its controlling shareholder, maintains industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on August 19, 2011.

SUNCOKE ENERGY, INC.

By	/s/ Denise R. Cade
Denise R. Cade Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on August 19, 2011.

Signature	Title

/s/ Frederick A. Henderson Frederick A. Henderson	Chief Executive Officer and Chairman (Principal Executive Officer)

/s/ Mark E. Newman Mark E. Newman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Fay West Fay West	Vice President and Controller (Principal Accounting Officer)

/s/ Alvin Bledsoe*	Director
Alvin Bledsoe

/s/ Robert J. Darnall*	Director
Robert J. Darnall

/s/ Stacy L. Fox*	Director
Stacy L. Fox

/s/ Peter B. Hamilton*	Director
Peter B. Hamilton

/s/ Michael J. Hennigan*	Director
Michael J. Hennigan

/s/ Brian P. MacDonald*	Director
Brian P. MacDonald

/s/ Dennis Zeleny*	Director
Dennis Zeleny

*	Frederick A. Henderson, pursuant to powers of attorney duly executed by each of the above directors of SunCoke Energy, Inc. and filed with the SEC in Washington, D.C., hereby executes this registration statement on behalf of each of the persons named above in the capacity set forth opposite his or her name.

/s/ Frederick A. Henderson	August 19, 2011
Frederick A. Henderson

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Counsel

23.1	Consent of Counsel (Contained in the opinion filed as Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Powers of Attorney

99.1	SunCoke Energy, Inc. Long-Term Performance Enhancement Plan, effective as of July 21, 2011 (incorporated by reference to Exhibit 10.5 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed on August 3, 2011)

99.2	SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors, effective as of June 1, 2011 (incorporated by reference to Exhibit 10.36 to Amendment No. 4 to Registrant’s Registration Statement on Form S-1 filed on July 6, 2011, File No. 333-173022)